----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
(Print or Type Response)                 Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  | "RICK" Rick's Cabaret International, Inc.                       |
|   Travis      Reese                    |  (Month/Day/Year)     |                                                                 |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)| August 4, 1999        |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
| 505 North Belt, Suite 630              |                       |                                       |                         |
|                                        |-----------------------|  X     Director         ___ 10% Owner |         /  /            |
|                                        |3.IRS or Soc. Sec. No. |                                       |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          |___Officer           ___Other          |  Group Filing           |
|                                        |                       |(give title below)   (Specify below)   |  (Check Applicable Line)|
|                                        |                       |                                       | X  Form filed by One    |
|   Houston,     Texas    77060          |                       |                                       |    Reporting Person     |
|                                        |                       |                                       |___ Form filed by More   |
|                                      1 |                       |                                       |    than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
| Common Stock, par value $.01             |    100                      |    D         |                                          |
|                                          |                             |              |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                              (Over)
    Potential persons who are to respond to the collection of information contained in this form are not required    SEC 1473 (7-97)
    to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of    |
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect     |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |  Beneficial   |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |  Ownership    |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|  (Instr. 5)   |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |               |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |               |
|                          |           |          |                            |of Shares|             |  Indirect |               |
|                          |           |          |                            |         |             |  (I)      |               |
|                          |           |          |                            |         |             |  (Instr.5)|               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|                          |           |          |                            |         |             |           |               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|option on common stock    | Aug. 4,   |Aug. 4,   | common stock               |5,000    | $2.70       |   D       |               |
|par value $.10            | 1999      |2009      | par value $.10             |         |             |           |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|option on common stock    | Aug. 4,   |Aug. 4,   | common stock               |5,000    | $2.70       |   D       |               |
|par value $.10            | 2000      |2009      | par value $.10             |         |             |           |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|option on common stock    | Aug. 4,   |Aug. 4,   | common stock               |12,500   | $2.70       |   D       |               |
|par value $.10            | 2000      |2009      | par value $.10             |         |             |           |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|option on common stock    | Aug. 4,   |Aug. 4,   | common stock               |12,500   | $2.70       |   D       |               |
|par value $.10            | 2001      |2009      | par value $.10             |         |             |           |               |
|----------------------------------------------------------------------------------------------------------------------------------|
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal     /s/    Travis Reese                           08/19/1998
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------------------  ----------
                                                                                Travis Reese

                                                                             **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                   PAGE: 2
                                                                                                                     SEC 1473 (7-97)